Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of The Spectranetics Corporation of our report dated March 17, 2008, relating to the consolidated balance sheets of The Spectranetics Corporation and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of operations and comprehensive income (loss), shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2007, which report appears in the December 31, 2007 Annual Report on Form 10-K of The Spectranetics Corporation.
/s/ Ehrhardt Keefe Steiner & Hottman PC
Denver, Colorado
November 10, 2008